Exhibit 3.10

I, Ms. Natalia Butragueño Rodriguez-Borlado, Secretary of the Board of Directors of SANTANDER FINANCE PREFERRED, S.A. Unipersonal

CERTIFY:

That at the Universal General Shareholders Meeting of the Company held at the REGISTERED ADDRESS, on 2nd APRIL OF TWO THOUSAND AND FIVE, with the presence of the Sole Shareholder that represents the totality of the capital subscribed and paid in, chaired by MR. JOSÉ ANTONIO SOLER RAMOS, and with the Secretary being Ms. Natalia Butragueño Rodriguez-Borlado, the following agreements were adopted by unanimity, being included in the Agenda, which was also approved by unanimity:

1. MODIFICATION OF THE ARTICLES OF ASSOCIATION.

The SUPPRESSION, within Title III of the Articles of Association, of article 31, REGARDING THE AUDIT COMMITTEE, is agreed, although, and in order not to renumber the articles corresponding to the Articles of Association of the Company, within the same, in the place corresponding to the said article the following text will appear:

“ARTICLE 31: WITHOUT CONTENT”.

2. ACCEPTANCE OF RESIGNATIONS

The resignation as Board Members of the Company and members of the Audit Committee of MR. JOSE MARÍA GARCÍA TUBÍO, MS. MARTA ELORZA TRUEBA and MR. JESÚS CEPEDA CANO, who are expressly thanked for their services rendered to the company, is accepted, with the number of members of the Board of Directors being set at three, this being made up of MR. JOSÉ ANTONIO SOLER RAMOS, MR. IÑIGO BARRERA AMANN and MR. ANTONIO TORÍO MARTÍN.

3. POWERS TO RAISE AGREEMENTS TO PUBLIC

Any of the members of the Board of Directors is empowered to individually raise agreements taken up to public.

I also CERTIFY

That the Minutes of the Session of the Universal Board and Extraordinary Shareholders Meeting were approved by unanimity and signed once the same had been finalized by the Secretary and with the approval of the Chairman and by the representative of the attending shareholder, title-holder of the totality of the capital subscribed and paid in of the company.

And in order for it to be so recorded for the appropriate purpose, I issue and sign the present certificate, with the approval of the Chairman, in Madrid, on 5th APRIL 2005.

The Secretary of the Board                      Approved: The Chairman, José Antonio Soler Ramos